Filed pursuant to Rule 424(b)(3)
Registration No. 333-106553

PROSPECTUS

C A R N I V A L

C O R P O R A T I O N

AUTOMATIC DIVIDEND REINVESTMENT PLAN OF CARNIVAL CORPORATION

The Automatic Dividend Reinvestment Plan, or Plan, of Carnival Corporation provides holders of shares of Carnival Corporation common stock, with a convenient method of purchasing additional shares of Carnival Corporation common stock without payment of any brokerage commission or service charge.

The shares of Carnival Corporation common stock purchased under the Plan may be newly issued shares or shares purchased for participants in the open market, at Carnival Corporation's option. The Plan currently provides that shares purchased for participants with reinvested dividends will be purchased at fair market value, as determined in the Plan. Carnival Corporation, however, reserves the right to modify the pricing or any other provision of the Plan at any time. The Plan does not represent a change in Carnival Corporation's dividend policy or a guarantee of future dividends, which will continue to depend on earnings, financial requirements and other factors. Any holder of record of Carnival Corporation common stock is eligible to participate in the Plan.

Shareholders of Carnival Corporation who enroll in the Plan will continue to be enrolled unless they notify Computershare Trust Company, N.A., the agent for the Plan, that they wish to withdraw from participation. See "Description of the Plan." Shareholders of Carnival Corporation who do not wish to participate in the Plan will continue to receive cash dividends (if any), as and when declared by the board of directors of Carnival Corporation.

On April 17, 2003, Carnival Corporation and Carnival plc completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc's DLC structure. As a result of the dual listed company transaction, one trust share of beneficial interest in the P&O Princess Special Voting Trust, which represents an equal, undivided beneficial interest in the special voting share issued by Carnival plc, is paired with each share of Carnival Corporation common stock. The trust shares are not detachable from the corresponding shares of Carnival Corporation common stock. Upon each issuance to a person under the Plan of new shares of Carnival Corporation common stock, the non-detachable paired trust shares will also be issued to that same person. Following completion of the dual listed company transaction, shares of Carnival Corporation common stock and the trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the New York Stock Exchange under the ticker symbol "CCL."

This prospectus relates to shares of Carnival Corporation common stock registered for purchase under the Plan and trust shares in the P&O Princess Special Voting Trust that will be paired with such shares of Carnival Corporation common stock and that will represent a beneficial interest in the special voting share of Carnival plc. It is suggested that you retain this prospectus for future reference.

AN INVESTMENT IN CARNIVAL CORPORATION COMMON STOCK INVOLVES RISKS. SEE RISK FACTORS BEGINNING ON PAGE 3.

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NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

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The date of this prospectus is November 27, 2007.

TABLE OF CONTENTS

PAGE

About This Prospectus	i
Where You Can Find More Information	1
Incorporation By Reference	1
The Companies	3
Risk Factors	3
Forward-Looking Statements	10
Use of Proceeds	12
Plan of Distribution	12
Description of the Plan	12
Legal Opinions	18
Experts	18

ABOUT THIS PROSPECTUS

To understand the terms of the Plan, you should carefully read this prospectus. You should also read the documents referred to under the heading "Incorporation by Reference." For more information about Carnival Corporation and Carnival plc, please see "Where You Can Find More Information."

This prospectus relates to shares of Carnival Corporation common stock registered for purchase under the Plan, trust shares of beneficial interest in the P&O Princess Special Voting Trust that will be paired with such shares of Carnival Corporation and one special voting share of Carnival plc. As part of the dual listed company transaction, Carnival plc issued a special voting share to Carnival Corporation, which transferred such share to the trustee of the P&O Princess Special Voting Trust, a trust established under the laws of the Cayman Islands. Trust shares of beneficial interest in the property subject to the P&O Princess Special Voting Trust were issued to Carnival Corporation. The trust shares represent a beneficial interest in the Carnival plc special voting share. Immediately following such issuance, Carnival Corporation distributed such trust shares by way of a dividend to holders of shares of Carnival Corporation common stock. Pursuant to the Pairing Agreement (the "Pairing Agreement"), dated as of April 17, 2003, between Carnival Corporation, The Law Debenture Trust Corporation (Cayman) Limited, as trustee of the P&O Princess Special Voting Trust, and Computershare Trust Company, N.A., as transfer agent, the trust shares of beneficial interest in the P&O Princess Special Voting Trust are paired with, and evidenced by, certificates representing shares of Carnival Corporation common stock on a one-for-one basis. In addition, under the Pairing Agreement, when a share of Carnival Corporation common stock is issued to a recipient after the closing of the dual listed company transaction, a paired trust share will be issued at the same time initially to Carnival Corporation, which will immediately transfer such trust share to the same recipient, whereupon such trust share will be paired with the share of Carnival Corporation common stock. Therefore, upon each issuance of shares of Carnival Corporation common stock to a person under the Plan, an equivalent number of trust shares (which represent a beneficial interest in the special voting share of Carnival plc) will be issued to such person as described in the preceding sentence. References in this prospectus to shares of common stock issued under the Plan shall be deemed to include both shares of Carnival Corporation common stock and trust shares in the P&O Princess Special Voting Trust.

References in this prospectus to "Carnival Corporation" are to Carnival Corporation including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to "Carnival plc" are to Carnival plc (formerly known as P&O Princess Cruises plc) including, unless otherwise expressly stated or the context otherwise requires, its subsidiaries. References to the "Carnival Corporation & plc" are to both Carnival Corporation and Carnival plc collectively, following the establishment of the dual listed company structure. For more information about the dual listed company structure, please see "The Companies."

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WHERE YOU CAN FIND MORE INFORMATION

Carnival Corporation and Carnival plc have filed with the Commission a joint registration statement on Form S-3, which registers the issuance of the shares of Carnival Corporation common stock issuable under the Plan, the trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with the shares of Carnival Corporation common stock issuable under the Plan and the special voting share of Carnival plc. The joint registration statement consists of a Registration Statement on Form S-3 of Carnival Corporation and a Registration Statement on Form S-3 of Carnival plc. This prospectus, which forms part of the registration statement, does not contain all of the information included in the registration statement. For further information about Carnival Corporation, Carnival plc and the Plan offered in this prospectus, you should refer to the registration statement and its exhibits.

You may read and copy any document previously filed by each of Carnival Corporation and Carnival plc with the Securities and Exchange Commission at the Commission's Public Reference Room, at the Commission’s principal office at, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. In the future, Carnival Corporation and Carnival plc will be filing combined reports, proxy statements and other information with the Commission. Copies of such information filed with the Commission may be obtained at prescribed rates from the Public Reference Section. Please call the Commission at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. In addition, the Commission maintains a web site (www.sec.gov) that contains reports, proxy statements and other information regarding registrants, such as Carnival Corporation and Carnival plc, that file electronically with the Commission. Materials that Carnival Corporation and Carnival plc have filed may also be inspected at the library of the NYSE, 20 Broad Street, New York, New York 10005.

The periodic reports of Carnival Corporation and Carnival plc under the Exchange Act will contain the consolidated financial statements of Carnival Corporation & plc.

You should only rely on the information contained in this prospectus and incorporated by reference in it.

INCORPORATION BY REFERENCE

Carnival Corporation (file number 1-9610) and Carnival plc (file number 1-15136) are incorporating by reference into this prospectus the following documents filed with the Commission:

•	Carnival Corporation's and Carnival plc's joint Annual Report on Form 10-K, as amended by Form 10-K/A filed on February 12, 2007, for the fiscal year ended November 30, 2006;

•	Carnival Corporation's and Carnival plc's Quarterly Reports on Form 10-Q for the quarters ended February 28, 2007, May 31, 2007 and August 31, 2007;

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Carnival Corporation's and Carnival plc's joint Current Reports on Form 8-K filed on December 21, 2006, January 21, 2007, March 16, 2007, June 19, 2007, June 22, 2007, July 12, 2007, September 20, 2007, September 21, 2007 and October 19, 2007;

•

The description of common stock of Carnival Corporation in the Registration Statement on Form 8-A, filed pursuant to Section 12 of the Exchange Act on July 2, 1987, and any amendment or report filed for the purpose of updating such description; and

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All other documents filed by Carnival Corporation or Carnival plc pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus and prior to the termination of the offering.

You should rely only on the information contained in this document or that information to which Carnival Corporation & plc has referred you. Carnival Corporation & plc have not authorized anyone to provide you with any additional information.

Any statement contained in this prospectus or a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

The documents incorporated by reference into this prospectus are available from Carnival Corporation & plc upon request. Carnival Corporation & plc will provide a copy of any and all of the information that is incorporated by reference in this prospectus to any person, without charge, upon written or oral request. If exhibits to the documents incorporated by reference in this prospectus are not themselves specifically incorporated by reference in this prospectus, then the exhibits will not be provided. Requests for such copies should be directed to the following:

Carnival Corporation

Carnival plc

3655 N.W. 87th Avenue

Miami, Florida 33178-2428

Attention: Corporate Secretary

Telephone: (305) 599-2600, Ext. 18018.

Except as provided above, no other information, including information on the web sites of either company, is incorporated by reference into this prospectus.

THE COMPANIES

CARNIVAL CORPORATION & PLC

On April 17, 2003, Carnival Corporation and Carnival plc (formerly known as P&O Princess Cruises plc) completed a dual listed company transaction, or DLC transaction, which implemented Carnival Corporation & plc's DLC structure. Carnival Corporation and Carnival plc are both public companies, with separate stock exchange listings and different shareholders. The two companies have a single senior executive management team and identical boards of directors and are operated as if they were a single economic enterprise.

Carnival Corporation & plc is a global cruise company and one of the largest vacation companies in the world. Our portfolio of leading cruise brands includes Carnival Cruise Lines, Holland America Line, Princess Cruises and Seabourn Cruise Line in North America; P&O Cruises, Cunard Line and Ocean Village in the United Kingdom; AIDA in Germany; Costa Cruises in southern Europe; and P&O Cruises in Australia.

These brands, which comprise the most-recognized cruise brands in North America, the United Kingdom, Germany and Southern Europe, offer a wide range of holiday and vacation products to a customer base that is broadly varied in terms of cultures, languages and leisure-time preferences. We also own two tour companies that complement our cruise operations, Holland America and Princess Tours in Alaska and the Canadian Yukon. Combined, our vacation companies attract seven million guests annually.

CARNIVAL CORPORATION

Carnival Corporation was incorporated under the laws of the Republic of Panama in November 1974. Carnival Corporation's common stock and the paired trust shares, which trade together with the common stock, are listed on the NYSE under the symbol "CCL." Carnival Corporation's principal executive offices are located at Carnival Place, 3655 N.W. 87th Avenue, Miami, Florida 33178-2428. The telephone number of Carnival Corporation's principal executive offices is (305) 599-2600.

CARNIVAL PLC

Carnival plc was incorporated and registered in England and Wales as P&O Princess Cruises plc in July 2000 and was renamed "Carnival plc" on April 17, 2003, the date on which the DLC transaction with Carnival Corporation closed. Carnival plc's ordinary shares are listed on the London Stock Exchange, and Carnival plc's American Depositary Shares, or ADSs, are listed on the NYSE. Carnival plc ordinary shares trade under the ticker symbol "CCL" on the London Stock Exchange. Carnival plc ADSs trade under the ticker symbol "CUK" on the NYSE. Carnival plc's principal executive offices are located at Carnival House, 5 Gainsford Street, London, SE1 2NE, United Kingdom. The telephone number of Carnival plc's principal executive offices is 011 44 20 7940 5381.

RISK FACTORS

AN INVESTMENT IN THE COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A NUMBER OF RISKS. YOU SHOULD CONSIDER CAREFULLY THE FOLLOWING INFORMATION ABOUT THESE RISKS, TOGETHER WITH THE OTHER INFORMATION CONTAINED IN THIS PROSPECTUS, BEFORE MAKING AN INVESTMENT IN THE SECURITIES. A NUMBER OF THE STATEMENTS IN THIS SECTION ARE FORWARD-LOOKING STATEMENTS. SEE "FORWARD-LOOKING STATEMENTS."

RISKS RELATING TO CARNIVAL CORPORATION & PLC'S BUSINESSES.

GENERAL ECONOMIC AND BUSINESS CONDITIONS MAY ADVERSELY IMPACT THE LEVEL OF OUR POTENTIAL VACATIONERS’ DISCRETIONARY INCOME AND THIS GROUP’S CONFIDENCE IN THE U.S. ECONOMY AND, CONSEQUENTLY, REDUCE OUR BRANDS’ NET REVENUE YIELDS AND PROFITABILITY.

Demand for cruises is dependent on the underlying economic strength of the countries from which cruise companies source their passengers. Adverse changes in the economic climate, such as higher fuel prices, higher interest rates and changes in governmental policies could reduce the discretionary income or consumer confidence in the countries from which we source our guests. Consequently this may negatively affect demand for vacations, including cruise vacations, which are a discretionary purchase. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of our business.

INTERNATIONAL POLITICAL AND OTHER WORLD EVENTS AFFECTING SAFETY AND SECURITY COULD ADVERSELY AFFECT THE DEMAND FOR CRUISES AND COULD HARM OUR FUTURE SALES AND PROFITABILITY.

Demand for cruises and other vacation options has been, and is expected to continue to be, affected by the public's attitude towards the safety and security of travel. Events such as the terrorist attacks in the U.S. on September 11, 2001 and the threats of additional attacks in the U.S. and elsewhere, concerns of an outbreak of additional hostilities and national government travel advisories, together with the resulting political instability and concerns over safety and security aspects of traveling, have had a significant adverse impact on demand and pricing in the travel and vacation industry and may continue to do so in the future. Decreases in demand could lead to price discounting which, in turn, could reduce the profitability of our business.

WE MAY LOSE BUSINESS TO COMPETITORS THROUGHOUT THE VACATION MARKET.

We face significant competition from other cruise lines, both on the basis of cruise pricing and also in terms of the types of ships, services and destinations we offer to cruise passengers. In addition, we may need to enhance our older ships with current amenities in order for those ships to be more competitive with other cruise ships. Our principal competitors include:

•	Royal Caribbean Cruises Ltd., which owns Royal Caribbean International and Celebrity Cruises,

•	Star Cruises Limited, which owns NCL Corporation Ltd., which is comprised of Norwegian Cruise Line, NCL America and Orient Lines,

•	Disney Cruise Line,

•	Mediterranean Shipping Company, which owns MSC Cruises, and Crystal Cruises.

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Our primary cruise competitors for European-sourced passengers in the UK are Royal Caribbean International, Island Cruises, Fred Olsen Cruise Lines, Discovery Cruises, Saga Cruises, and Thomson Cruises, which is owned by TUI;

•	In Germany: MSC Cruises, Hapag-Lloyd, which is owned by TUI, Peter Deilmann, Phoenix Reisen and Transocean Cruises;

•	In Southern Europe: MSC Cruises, Louis Cruise Line, Pullmantur, which is owned by Royal Caribbean Cruises Ltd., and Iberojet.

•	In Europe: Celebrity Cruises, Norwegian Cruise Line and Orient Lines.

•	Our primary cruise competitors for our Seabourn and Windstar luxury brands include Regent Seven Seas Cruises, Seadream Yacht Club and Silversea Cruises.

•	Our North American, European and Australian brands also compete among themselves for passengers

However, we operate in the vacation market, and cruising is only one of many alternatives for people choosing a vacation. We therefore risk losing business not only to other cruise lines, but also to other vacation operators that provide other travel and leisure options, including hotels, resorts and package holidays and tours.

In the event that we do not compete effectively with other cruise companies and other vacation alternatives, our results of operations and financial condition could be adversely affected.

OVERCAPACITY WITHIN THE CRUISE AND LAND-BASED VACATION INDUSTRY COULD HAVE A NEGATIVE IMPACT ON NET REVENUE YIELDS AND INCREASE OPERATING COSTS, THUS RESULTING IN SHIP, GOODWILL AND/OR TRADEMARK ASSET IMPAIRMENTS, ALL OF WHICH COULD ADVERSELY AFFECT PROFITABILITY.

Cruising capacity has grown in recent years and we expect it to continue to increase over the next five years as all of the major cruise vacation companies are expected to introduce new ships. In order to utilize new capacity, the cruise vacation industry will probably need to increase its share of the overall vacation market. The overall vacation market is also facing increases in land-based vacation capacity, which also will impact us. Failure to increase our share of the overall vacation market is one of a number of factors that could have a negative impact on our net revenue yields. In some prior years, our net revenue yields were negatively impacted as a result of a variety of factors, including capacity increases. Should net revenue yields be negatively impacted, our results of operations and financial condition could be adversely affected, including the impairment of the value of our ships, goodwill and/or trademark assets. In addition, increased cruise capacity could impact our ability to retain and attract qualified crew at competitive costs and, therefore, increase our shipboard employee costs.

ACCIDENTS, UNUSUAL WEATHER CONDITIONS OR NATURAL DISASTERS AND OTHER INCIDENTS AFFECTING THE HEALTH, SAFETY, SECURITY AND VACATION SATISFACTION OF PASSENGERS COULD HAVE AN ADVERSE AFFECT ON OUR SALES AND PROFITABILITY.

The operation of cruise ships involves the risk of accidents, including those caused by the improper operation of our ships, passenger and crew illnesses such as the spread of contagious diseases, mechanical failures, fires, collisions and other incidents at sea or while in port, which may bring into question passenger safety, health, security and vacation satisfaction, and thereby adversely effect future industry performance, sales and profitability. In addition, our cruises and port facilities may be impacted by unusual weather patterns or natural disasters, such as hurricanes and earthquakes. For example, in 2005 Hurricane Wilma caused the temporary closing of cruise ports in South Florida and also destroyed our pier facility in Cozumel, Mexico, which is not expected to re-open until late-2008. It is possible that we could be forced to alter itineraries or cancel a cruise or a series of cruises due to these or other factors, which would have an adverse affect on sales and profitability.

ADVERSE PUBLICITY CONCERNING THE CRUISE INDUSTRY IN GENERAL, OR US IN PARTICULAR, COULD AFFECT OUR REPUTATION AND HARM OUR FUTURE SALES AND PROFITABILITY.

Maintaining a good reputation is critical to our business. Reports, whether true or not, of ship accidents and other incidents at sea or while in port, missing passengers, inappropriate crew or passenger behavior, passenger or crew illnesses such as incidents of stomach flu or other contagious diseases, security breaches, terrorist threats and attacks and other adverse events can result in negative publicity. Anything that damages our reputation (whether or not justified), including adverse publicity about the safety and passenger satisfaction of cruising, or the vacation industry in general, could have an adverse affect impact on demand, which could lead to price discounting and a reduction in our net income.

WE ARE SUBJECT TO MANY ECONOMIC AND POLITICAL FACTORS, INCLUDING CHANGES IN AND COMPLIANCE WITH NUMEROUS RULES AND REGULATIONS THAT ARE BEYOND OUR CONTROL, WHICH COULD RESULT IN INCREASES IN OUR OPERATING, FINANCING AND TAX COSTS AND COULD HARM FUTURE SALES AND PROFITABILITY.

Some of our operating costs, including fuel, food, insurance, payroll and security costs, are subject to increases because of market forces, economic or political instability or decisions beyond our control. In addition, interest rates, currency fluctuations and our ability to obtain debt or equity financing are dependent on many economic and political factors. Actions by U.S. and non-U.S. taxing jurisdictions could also cause an increase in our costs.

For example, in 2006, 2005 and 2004 fuel costs accounted for 14.4%, 11.9% and 9.3%, respectively, of our total cruise operating expenses. Economic and political conditions in certain parts of the world make it difficult to predict the price of fuel in the future. Future increases in the cost of fuel globally would increase the cost of our cruise ship operations.

In addition, the State of Alaska recently instituted new state taxes which will impact the cruise industry operating in Alaska, and could result in a reduction in demand for Alaska cruises. It is possible that other states, countries or ports of call that we regularly visit may decide to also assess new taxes specifically targeted to the cruise industry, which could increase our operating costs and/or could decrease the demand for cruises and ultimately decrease our net revenue yields.

Increases in operating, financing and tax costs could adversely affect our results because we may not be able to recover these increased costs through price increases charged to our passengers.

ENVIRONMENTAL LEGISLATION AND REGULATIONS COULD AFFECT OPERATIONS AND INCREASE OUR OPERATING COSTS.

Some environmental groups have lobbied for more stringent regulation of cruise ships. Some groups have also generated negative publicity about the cruise industry and its environmental impact. The U.S. Congress, the IMO and the U.S. Environmental Protection Agency periodically consider new laws and regulations to manage cruise ship pollution. In addition, various other regulatory agencies in the States of Alaska, California, Florida, Hawaii, Maine, Washington and elsewhere, including European regulatory organizations, have enacted or are considering new regulations or policies, which could adversely impact the cruise industry.

Current and future environmental laws and regulations, or liabilities arising from past or future releases of, or exposure to, hazardous substances or to vessel discharges, could increase our cost of compliance or otherwise materially adversely affect our business, results of operations and/or financial condition.

NEW REGULATIONS OF HEALTH, SAFETY, SECURITY AND OTHER REGULATORY ISSUES COULD INCREASE OUR OPERATING COSTS OR NEGATIVELY EFFECT OUR BOOKINGS AND FUTURE NET REVENUE YIELDS AND ADVERSELY AFFECT NET INCOME.

We are subject to various international, national, state and local health, safety and security laws, regulations and treaties. We believe that health, safety, security and other regulatory issues will continue to be areas of focus by relevant government authorities in the U.S., Europe and elsewhere.

RESULTING LEGISLATION OR REGULATIONS, OR CHANGES IN EXISTING LEGISLATION OR REGULATIONS, COULD IMPACT OUR OPERATIONS AND WOULD LIKELY SUBJECT US TO INCREASING COMPLIANCE COSTS IN THE FUTURE.

Pursuant to the Western Hemisphere Travel Initiative, by the earlier of June 1, 2009 or 90 days after the sanctioning of a People Access Security Service (“PASS”) card, U.S. citizens will be required to carry a passport or, if available, a PASS card, for travel by land or sea to or from certain countries/areas that are currently exempt from passport requirements, such as the Caribbean, Canada and Mexico. The State Department and the Department of Homeland Security are collaborating on the development of a PASS card system. The PASS card is a secure credential that verifies the citizenship and identity of U.S. nationals who re-enter the United States and is seen as a less expensive alternative to a passport.

Since many cruise customers visiting these destinations may not currently have passports or may not obtain a PASS card if and when available, it is likely that this will have some negative effect on our bookings and future net revenue yields when the regulations take effect. There are a number of factors that could influence the ultimate impact of these regulations, such as customer travel patterns, the cost and ease of obtaining PASS cards, customer price sensitivity and the cost and effectiveness of mitigating programs we and others have established or will establish.

DELAYS IN SHIP CONSTRUCTION AND PROBLEMS ENCOUNTERED AT SHIPYARDS COULD REDUCE OUR PROFITABILITY.

The construction of cruise ships is a complex process and involves risks similar to those encountered in other sophisticated construction projects, including delays in completion and delivery. In addition, industrial actions, insolvency or financial problems of the shipyards building our ships could also delay or prevent the delivery of our ships under construction. These events could adversely affect our profitability. However, the impact from a delay in delivery could be partially mitigated by contractual provisions and refund guarantees obtained by us. In addition, the consolidation of the European cruise shipyards in recent years could result in higher prices for future new ship orders, which could reduce our profitability.

As of November 30, 2006, we had entered into foreign currency swaps to fix the cost in sterling of two of our Euro denominated shipbuilding contracts. If the shipyard with which we have contracted is unable to perform under the related contracts, the foreign currency swaps related to the shipyard's shipbuilding contracts would still have to be honored. This might require us to realize a loss on existing foreign currency swaps without having the ability to have an offsetting gain on our foreign currency denominated shipbuilding contracts, thus resulting in an adverse effect on our financial results.

OUR FUTURE OPERATING CASH FLOW MAY NOT BE SUFFICIENT TO FUND FUTURE OBLIGATIONS, AND WE MAY NOT BE ABLE TO OBTAIN ADDITIONAL FINANCING, IF NECESSARY, ON TERMS THAT ARE FAVORABLE OR CONSISTENT WITH OUR EXPECTATIONS.

Our forecasted cash flow from future operations may be adversely affected by various factors including, but not limited to, declines in customer demand, increased competition, overcapacity, the deterioration in general economic and business conditions, terrorist attacks, ship accidents and other incidents, adverse publicity and increases in fuel prices, as well as other factors. To the extent that we are required, or choose, to fund future cash requirements, including future shipbuilding commitments, from sources other than cash flow from operations, cash on hand and current external sources of liquidity, including committed financings, we will have to secure such financing from banks or through the offering of debt and/or equity securities in the public or private markets.

Our access to, and the cost of, financing will depend on, among other things, the maintenance of strong long-term credit ratings. Carnival Corporation and Carnival plc's senior, unsecured long-term debt ratings are "A3" by Moody's, "A-" by Standard & Poor's and "A-" by Fitch Ratings. Carnival Corporation's short-term corporate credit ratings are "Prime-2" by Moody's, "A-2" by Standard & Poor's and "F2" by Fitch Ratings.

GEOGRAPHIC REGIONS IN WHICH WE TRY TO EXPAND OUR BUSINESS MAY BE SLOW TO DEVELOP, AND ULTIMATELY NOT DEVELOP HOW WE EXPECT, THUS RESULTING IN THE SLOWER GROWTH OF OUR BUSINESS.

As we expand our global presence, we enter into new developing markets, which require, among other things, certain start-up costs that we may not be able to recover through future revenues that these new markets will generate. In addition, we cannot be certain that these markets will ultimately develop as we expect. Accordingly, our business expansion plans may not produce the returns that we had expected. For instance, we recently entered the Chinese market, and it is currently too early to determine if it will develop as expected.

WE RELY TO A LARGE EXTENT ON SCHEDULED COMMERCIAL AIRLINE SERVICES FOR GUEST CONNECTIONS AND, THEREFORE, INCREASES IN THE PRICE OF, OR MAJOR CHANGES OR REDUCTION IN COMMERCIAL AIRLINE SERVICES, COULD UNDERMINE OUR ABILITY TO PROVIDE REASONABLY PRICED VACATION PACKAGES TO OUR GUESTS.

Some of our guests depend on scheduled commercial airline services to transport them to or from the ports where our cruises embark or disembark. Increases in the price of airfare would increase the overall vacation price to our guests and may adversely affect demand for our cruises. In addition, changes in commercial airline services as a result of strikes, weather or other events, or the lack of availability due to schedule changes or a high level of airline bookings could adversely affect our ability to deliver guests to or from our cruise ships and increase our cost of sales which would, in turn, have an adverse effect on our results of operations.

WE RELY ON EXTERNAL SALES DISTRIBUTION CHANNELS FOR MOST OF OUR GUESTS BOOKINGS AND, THEREFORE, MAJOR CHANGES IN THE COSTS OR AVAILABILITY OF EXTERNAL DISTRIBUTION CHANNELS COULD RESULT IN A REDUCTION IN OUR SALES REVENUES AND NET INCOME.

In 2006, the vast majority of our guests booked their cruises through independent travel agents, wholesalers and tour operators. These parties generally sell and market our cruises on a nonexclusive basis. Although we offer commission and other incentives to them for booking our cruises that are comparable to those offered by others in the cruise industry, there can be no guarantee that our competitors will not offer higher commissions and incentives in the future. In addition, significant disruptions or contractions to these businesses could have an adverse effect on our sales and related commission costs.

THE DECISION TO SELF-INSURE AGAINST VARIOUS RISKS OR THE INABILITY TO OBTAIN INSURANCE FOR CERTAIN RISKS AT REASONABLE RATES COULD RESULT IN HIGHER EXPENSES. WE SEEK TO MAINTAIN COMPREHENSIVE INSURANCE COVERAGE AT COMMERCIALLY REASONABLE RATES.

We believe that our current coverage is adequate to protect us against most of the significant risks involved in the conduct of our business, although we do elect to self-insure or use higher deductibles for various risks to minimize the cost of our insurance coverage. Accordingly, we are not protected against all risks, which could result in unexpected increases in our expenses in the event of an incident.

In addition, a new protocol to the Athens Convention is in the process of being ratified, which would require some passenger ship operations to maintain insurance or some other form of financial security, to cover the limits of liability under the Athens Convention. If the protocol is ratified, we cannot be certain that affordable and viable insurance markets will be available to provide the required coverages. If the new protocol is ratified we expect our insurance costs to increase.

Finally, we may also be subject to additional premium costs, in amounts based not only on our own claim records, but also on the claim records of all other members of the protection and indemnity associations through which we receive indemnity coverage for tort liability. If we, or other members of our P&I associations, were to sustain significant losses in the future, our ability to obtain insurance coverage or coverage at commercially reasonable rates could be materially adversely affected.

DISRUPTIONS TO OUR INFORMATION TECHNOLOGY NETWORKS COULD RESULT IN DECREASES IN OUR NET INCOME.

Our ability to increase revenues and decrease costs, as well as our ability to serve passengers most effectively, depends in part on the reliability of our information technology (“IT”) networks. We use software and other IT systems to, among other things, manage our inventory of cabins held for sale and set their pricing in order to maximize our revenues, and to optimize the effectiveness and efficiency of our shoreside and shipboard operations. Any disruption to these computer systems could adversely impact our customer service, decrease the volume of our business and result in increased costs. While we have invested and continue to invest in IT security initiatives and disaster recovery plans, these measures cannot insulate us from IT disruptions that could result in adverse effects on our operations and net income.

THE CONTINUED AVAILABILITY OF ATTRACTIVE PORT DESTINATIONS FOR OUR CRUISE SHIPS COULD REDUCE OUR NET REVENUE YIELDS AND NET INCOME.

We believe that attractive port destinations, including ports that are not overly congested with tourists, are major reasons why our guests choose a cruise versus an alternative vacation option. The availability of ports, including the specific port facility at which our guests will embark and disembark, is affected by a number of factors including, but not limited to, existing capacity constraints, security concerns, unusual weather patterns and natural disasters, financial limitations on port development, political instability, exclusivity arrangements that ports may have with our competitors, local governmental regulations and charges and local community concerns about both port development and other adverse impacts on their communities from additional tourists. The inability to continue to maintain, rebuild and increase our ports of call could adversely affect our net revenue yields and net income.

THE DLC STRUCTURE INVOLVES RISKS NOT ASSOCIATED WITH THE MORE COMMON WAYS OF COMBINING THE OPERATIONS OF TWO COMPANIES, AND THESE RISKS MAY HAVE AN ADVERSE EFFECT ON THE ECONOMIC PERFORMANCE OF THE COMPANIES AND/OR THEIR RESPECTIVE SHARE PRICES.

The DLC structure is a relatively uncommon way of combining the management and operations of two companies and it involves different issues and risks from those associated with the other more common ways of effecting a business combination, such as a merger or exchange offer to create a wholly owned subsidiary. In our DLC structure, the combination is effected primarily by means of contracts between Carnival Corporation and Carnival plc and not by operation of a statute or court order. The legal effect of these contractual rights may be different from the legal effect of a merger or amalgamation under statute or court order, and there may be difficulties in enforcing these contractual rights. Shareholders and creditors of either company might challenge the validity of the contracts or their lack of standing to enforce rights under these contracts, and courts may interpret or enforce these contracts in a manner inconsistent with the express provisions and intentions we included in such contracts. In addition, shareholders and creditors of other companies might successfully challenge other DLC structures and establish legal precedents that could increase the risk of a successful challenge to our DLC structure. We are maintaining two separate public companies and comply with both Panamanian corporate law and English company laws and different securities and other regulatory and stock exchange requirements in the UK and the U.S. This structure requires more administrative time and cost than was the case for each company individually, which has an adverse effect on our operating efficiency.

CHANGES UNDER THE INTERNAL REVENUE CODE, APPLICABLE U.S. INCOME TAX TREATIES, AND THE UNCERTAINTY OF THE DLC STRUCTURE UNDER THE INTERNAL REVENUE CODE MAY ADVERSELY AFFECT THE U.S. FEDERAL INCOME TAXATION OF OUR U.S. SOURCE SHIPPING INCOME. IN ADDITION, CHANGES IN THE UK, ITALIAN, GERMAN, AUSTRALIAN AND OTHER COUNTRIES’ OR STATES’ INCOME TAX LAWS, REGULATIONS OR TREATIES COULD ALSO ADVERSELY AFFECT OUR NET INCOME.

We believe that substantially all of the U.S. source shipping income of each of Carnival Corporation and Carnival plc qualifies for exemption from U.S. federal income tax, either under (1) Section 883 of the Internal Revenue Code; (2) U.S.-Italian income tax treaty; or (3) other applicable U.S. income tax treaties, and should continue to so qualify under the DLC structure. There is, however, no existing U.S. federal income tax authority that directly addresses the tax consequences of implementation of a dual listed company structure for purposes of Section 883 or any other provision of the Internal Revenue Code or any income tax treaty and, consequently, these matters are not free from doubt.

As discussed above, if we did not qualify for exemption from U.S. federal income taxes we would have higher income taxes and lower net income. Finally, changes in the income tax laws affecting our cruise businesses in the UK, Italy, Germany, Australia and elsewhere could result in higher income taxes being levied on our cruise operations, thus resulting in lower net income.

A SMALL GROUP OF SHAREHOLDERS COLLECTIVELY OWNED, AS OF JANUARY 31, 2007, APPROXIMATELY 29% OF THE TOTAL COMBINED VOTING POWER OF OUR OUTSTANDING SHARES AND MAY BE ABLE TO EFFECTIVELY CONTROL THE OUTCOME OF SHAREHOLDER VOTING.

A group of shareholders, consisting of some members of the Arison family, including Micky Arison, and trusts established for their benefit, beneficially owned approximately 37% of the outstanding common stock of Carnival Corporation, which shares represent sufficient shares entitled to constitute a quorum at shareholder meetings and to cast approximately 29% of the total combined voting power of Carnival Corporation & plc. Depending upon the nature and extent of the shareholder vote, this group of shareholders may have the power to effectively control, or at least to influence substantially, the outcome of certain shareholder votes and, therefore, the corporate actions requiring such votes.

CARNIVAL CORPORATION AND CARNIVAL PLC ARE NOT U.S. CORPORATIONS, AND OUR SHAREHOLDERS MAY BE SUBJECT TO THE UNCERTAINTIES OF A FOREIGN LEGAL SYSTEM IN PROTECTING THEIR INTERESTS.

Carnival Corporation's corporate affairs are governed by its third amended and restated articles of incorporation and amended and restated by-laws and by the corporate laws of Panama. Carnival plc is governed by its articles of association and memorandum of association and by the corporate laws of England and Wales. The corporate laws of Panama and England and Wales may differ in some respects from the corporate laws in the U.S.

PROVISIONS IN CARNIVAL CORPORATION'S AND CARNIVAL PLC'S CONSTITUTIONAL DOCUMENTS MAY PREVENT OR DISCOURAGE TAKEOVERS AND BUSINESS COMBINATIONS THAT OUR SHAREHOLDERS MIGHT CONSIDER TO BE IN THEIR BEST INTERESTS.

Carnival corporation's amended articles of incorporation and by-laws and carnival plc's articles of association contain provisions that may delay, defer, prevent or render more difficult a takeover attempt that our shareholders consider to be in their best interests. As a result, these provisions may prevent our shareholders from receiving a premium to the market price of our shares offered by a bidder in a takeover context. Even in the absence of a takeover attempt, the existence of these provisions may adversely affect the prevailing market price of our shares if they are viewed as discouraging takeover attempts in the future.

Specifically, Carnival Corporation’s articles of incorporation contain provisions that prevent third parties, other than the Arison family and trusts established for their benefit, from acquiring beneficial ownership of more than 4.9% of its outstanding shares without the consent of Carnival Corporation's board of directors and provide for the lapse of rights, and sale, of any shares acquired in excess of that limit. The effect of these provisions may preclude third parties from seeking to acquire a controlling interest in us in transactions that shareholders might consider to be in their best interests and may prevent them from receiving a premium above market price for their shares.

YOU WILL NOT KNOW THE PRICE OF THE CARNIVAL CORPORATION COMMON STOCK YOU ARE PURCHASING UNDER THE PLAN AT THE TIME YOU AUTHORIZE THE INVESTMENT OR ELECT TO HAVE YOUR DIVIDENDS REINVESTED.

The price of our common stock may fluctuate between the time you decide to purchase Carnival Corporation common stock under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

FORWARD-LOOKING STATEMENTS

Some of the statements contained in this prospectus or incorporated by reference into this prospectus are "forward-looking statements" that involve risks, uncertainties and assumptions with respect to Carnival Corporation, Carnival plc and Carnival Corporation & plc, including some statements concerning the transactions described in this prospectus, future results, plans, goals and other events which have not yet occurred. These statements are intended to qualify for the safe harbors from liability provided by Section 27A of the Securities Act and Section 21E of the Exchange Act. You can find many, but not all, of these statements by looking for words like "will," "may," "believes," "expects," "anticipates," "forecast," "future," "intends," "plans" and "estimates" and for similar expressions.

Because forward-looking statements, including those forecasting earnings per share, net revenue yields, booking levels, pricing, occupancy, operating, financing and/or tax costs, fuel costs, costs per available lower berth day, estimates of ship depreciable lives and residual values, outlook or business prospects, involve risks and uncertainties, there are many factors that could cause Carnival plc's and Carnival Corporation & plc's actual results, performance or achievements to differ materially from those expressed or implied in this prospectus. These factors include, but are not limited to the following:

•

general economic and business conditions, which may adversely impact the levels of our potential vacationers’ discretionary income and this group’s confidence in the U.S. economy, and thereby reduce the net revenue yields for our cruise brands;

•

the international political and economic climate, armed conflicts, terrorist attacks and threats thereof, availability of air service and other world events, and their impact on the demand for cruises;

•

conditions in the cruise and land-based vacation industries, including competition from other cruise ship operators and providers of other vacation alternatives and increases in capacity offered by cruise ship and land-based vacation alternatives;

•

accidents, unusual weather conditions or natural disasters, such as hurricanes and earthquakes and other incidents (including machinery and equipment failures or improper operation thereof) which could cause the alteration of itineraries or cancellation of a cruise or series of cruises, and the impact of the spread of contagious diseases, affecting the health, safety, security and vacation satisfaction of passengers;

•	lack of acceptance of new itineraries, products and services by our guests;
•	adverse publicity concerning the cruise industry in general, or us in particular, could impact the demand for our cruises;
•	changing consumer preferences, which may, among other things, adversely impact the demand for cruises;
•

changes in and compliance with the environmental, health, safety, security, tax and other regulatory regimes under which we operate, including the implementation of U.S. regulations requiring U.S. citizens to obtain passports for sea travel to or from additional foreign destinations;

•	the impact of changes in operating and financing costs, including changes in foreign currency exchange rates and interest rates and fuel, food, insurance, payroll and security costs;
•

our ability to implement our shipbuilding programs, including purchasing ships for out North American cruise brands from European shipyards on terms that are favorable or consistent with our expectations;

•	our ability to implement our brand strategies and to continue to operate and expand our business internationally;
•

our future operating cash flow may not be sufficient to fund future obligations and we may not be able to obtain financing, if necessary, on terms that are favorable or consistent with our expectations;

•	our ability to attract and retain qualified shipboard crew and maintain good relations with employee unions;
•	continuing financial viability of our travel agent distribution system and air service providers;
•	our decisions to self-insure against various risks or inability to obtain insurance for certain risks;
•	disruptions to our software and other information technology systems;
•	continued availability of attractive port destinations;
•	risks associated with the DLC structure, including the uncertainty of its tax status;
•	the impact of pending or threatened litigation; and
•	our ability to successfully implement cost reduction plans.

These risks and other risks are detailed in the section entitled "Risk Factors" and in the SEC reports of Carnival Corporation and Carnival plc. That section and those reports contain important cautionary statements and a discussion of many of the factors that could materially affect the accuracy of Carnival Corporation & plc's forward-looking statements and/or adversely affect Carnival Corporation & plc's businesses, results of operations and financial positions, which statements and factors are incorporated in this prospectus by reference.

Forward-looking statements should not be relied upon as a prediction of actual results. Subject to any continuing obligations under applicable law or any relevant listing rules, Carnival Corporation & plc expressly disclaims any obligation to disseminate, after the date of this prospectus, any updates or revisions to any such forward-looking statements to reflect any change in expectations or events, conditions or circumstances on which any such statements are based.

USE OF PROCEEDS

Carnival Corporation has no basis for estimating precisely the number of shares of Carnival Corporation common stock that will ultimately be sold under the Plan or the prices at which the shares will be sold. However, Carnival Corporation proposes to use the net proceeds from the sale of newly issued shares pursuant to the Plan, when and as received, for general corporate purposes. If shares are purchased for the Plan in the open market, Carnival Corporation will not receive any proceeds in connection with such purchases.

Carnival plc will not receive any proceeds from the issuance of the trust shares of beneficial interest in the P&O Princess Special Voting Trust that are paired with the shares of Carnival Corporation common stock that will be issued under the Plan. The special voting share of Carnival plc was previously issued to Carnival Corporation and Carnival plc will not receive any consideration in respect of the special voting share in connection with the Plan.

PLAN OF DISTRIBUTION

Carnival Corporation is offering holders of Carnival Corporation common stock the opportunity to purchase additional shares of Carnival Corporation common stock without payment of any brokerage commission or service charge. Carnival Corporation will either pay directly or reimburse the administrator of the Plan for the expenses of administering the Plan.

DESCRIPTION OF THE PLAN

The provisions of the Plan are set forth below in question and answer format. The Plan was approved by the Board of Directors of Carnival Corporation on October 9, 1995, and became effective as of October 9, 1995. The Board of Directors of Carnival Corporation, on June 25, 2003, amended the Plan to increase the number of authorized and unissued shares of Carnival Corporation Common Stock issuable under the Plan from 150,000 to 1,000,000, subject to adjustment for stock splits, stock dividends, combinations and other similar events affecting the Carnival Corporation Common Stock. All shares of Carnival Corporation common stock issued and to be issued by Carnival Corporation pursuant to the Plan have been or will be, when issued, fully paid and nonassessable.

As a result of the DLC transaction, one trust share of beneficial interest in the P&O Princess Special Voting Trust, which represents an equal, undivided beneficial interest in the special voting share issued by Carnival plc, is paired with each share of Carnival Corporation common stock. Consequently, upon each issuance of shares of Carnival Corporation common stock to a person under the Plan, an equivalent number of the non-detachable paired trust shares will also be issued to the same person. The trust shares are not detachable from the corresponding shares of Carnival Corporation common stock. All trust shares to be issued pursuant to the Plan will be, when issued, fully paid and nonassessable. Carnival Corporation's common stock and the paired trust shares (including the beneficial interest in the Carnival plc special voting share) are listed and trade together on the NYSE under the ticker symbol "CCL." For more information on the paired trust shares, see "About This Prospectus."

1.	WHAT IS THE PLAN?

The Plan provides that Carnival Corporation's eligible owners of common stock may reinvest their cash dividends automatically in shares of Carnival Corporation common stock.

2.	WHAT IS THE PURPOSE OF THE PLAN AND WHAT ARE ITS ADVANTAGES?

The Plan offers a convenient and economical way for holders of record of Carnival Corporation's common stock to increase their ownership of shares of Carnival Corporation common stock without incurring brokerage commissions or service charges and without having to pay full dealer mark-ups, if any. Full investment of funds is possible under the Plan because the Plan permits fractions of shares, as well as full shares, to be credited to a participant's account. Participants will be credited with dividends on full and fractions of shares held under the Plan.

To the extent that shares purchased under the Plan are purchased from Carnival Corporation from its authorized and unissued shares of common stock, Carnival Corporation will use the proceeds of the sale for general corporate purposes.

3.             WHO ADMINISTERS THE PLAN AND WHAT REPORTS WILL PARTICIPANTS RECEIVE CONCERNING THE PLAN?

Computershare Trust Company, N.A. (the "Agent"), a bank unaffiliated with Carnival Corporation, administers the Plan. The Agent arranges for the custody of share certificates, keeps records, sends statements of account to participants, and makes purchases of shares of Carnival Corporation common stock under the Plan for the account of participants. The Agent will send each participant a statement of his or her account under the Plan as soon as practicable following each purchase of shares of Carnival Corporation common stock. Each statement will show (a) any dividends credited; (b) plan shares purchased and fractional shares allocated; (c) the cost per share of the purchased shares and fractional shares; (d) the number of whole shares for which certificates have been issued, if any; and (e) the beginning and ending balances of whole shares and fractional shares. The Agent will also provide Plan participants with copies of any amendments to the Plan and any Prospectuses relating to the Plan together with information for reporting dividend income for federal income tax purposes. The Agent will also serve as custodian of shares purchased under the Plan to protect participants from loss, theft or destruction of stock certificates.

All inquiries, notices, requests and other communications by participants concerning the Plan should be sent to the Agent at:

COMPUTERSHARE TRUST COMPANY, N.A.

P.O. Box 43078

Providence, RI 02940-3078

Participants may also contact the Agent by telephone at 1-800-568-3476 (in the U.S and Canada), 1-312-588-4990 (Outside the U.S. and Canada) or via the Internet at www.computershare.com.

Participants are required to promptly notify the Agent in writing of any change of address. Notices or statements from the Agent may be given or made by letter addressed to the participant at his or her last address of record with the Agent and any such notice or statement shall be deemed given or made when received by the participant or five (5) days after mailing, whichever occurs earlier.

Carnival Corporation reserves the right to assume the administration of the Plan at any time and without prior notice to Plan participants. In the event the Agent should resign or otherwise cease to act as an agent or as custodian of shares under the Plan, Carnival Corporation will make such other arrangements as it deems appropriate for administration of the Plan and the custody of shares purchased under the Plan.

4.	WHO IS ELIGIBLE TO PARTICIPATE IN THE PLAN?

Any shareholder owning of record shares of Carnival Corporation common stock is eligible to participate in the Plan. Participation in the Plan is entirely voluntary. If any shareholder owns stock which is registered in a name other than his or her own, such as in the name of a broker, bank nominee or trustee, and wishes to participate in the Plan, it will be necessary for him or her to withdraw his or her shares from "street name" or other registration and register the stock in his or her own name.

5.	HOW DOES AN ELIGIBLE STOCKHOLDER PARTICIPATE?

Any eligible shareholder may participate in the Plan at any time by completing an enrollment form and returning it to the Agent. The enrollment form authorizes the Agent to establish an account for the participant. In addition, the enrollment form will direct the Agent to apply cash dividends on all or such lesser number of shares of Carnival Corporation common stock as may be designated by the participant and owned of record by the participant in certificated form and/or credited to his or her account under the Plan, to the purchase of shares of Carnival Corporation common stock. If an enrollment form is received later than the record date for a cash dividend, the dividend will be paid to the participant in cash and participation in the Plan will begin as of the next dividend payment date.

The dividend record date set by Carnival Corporation has been generally about fourteen days prior to the dividend payment date. Dividends have historically been paid on approximately the second week of March, June, September and December; however, such dates are subject to change at the discretion of Carnival Corporation's Board of Directors. A new authorization card, decreasing or increasing the amount of stock subject to the Plan, may be submitted at any time.

In all cases, an enrollment form must be signed by, or on behalf of, all owners of record. When shares are held by joint tenants, all should sign. When an enrollment form is signed by an executor, administrator, trustee or guardian, or as attorney, the capacity in which the notification is signed must be specified. An authorized officer or other official, identified as such, should sign an enrollment form of a corporate or other organizational owner.

6.	WHAT IS THE SOURCE OF SHARES PURCHASED UNDER THE PLAN?

Shares purchased under the Plan will come from the authorized and unissued shares of the Carnival Corporation common stock or from shares purchased on the open market by the Agent, as determined by Carnival Corporation. Any market purchases may be in negotiated transactions, but prices may not exceed current market prices at the time of purchase.

Neither Carnival Corporation nor the Agent shall have any liability to participants in connection with the timing of purchases, the price at which shares of the Carnival Corporation common stock are purchased, or the failure to make purchases at any time in order to comply with statutory, regulatory or other legal restrictions.

With respect to any open market purchases made under the Plan, the Agent will have full discretion as to all matters relating to purchases, including determination of the number of shares, if any, to be purchased on any day, the time of day, the price paid for such shares, the markets in which such shares are to be purchased (including on any securities exchange or in the over-the-counter market) and the persons (including brokers or dealers) from or through whom such purchases are made.

7.	WHEN WILL FUNDS BE INVESTED UNDER THE PLAN?

If shares are purchased from Carnival Corporation, the purchases will be made on the dividend payment date and such shares will be credited to participants' accounts on the dividend payment date. If shares are to be purchased in the open market, the Agent is to use its best efforts to apply all funds received by it to the purchase of shares within 30 days of the receipt of such funds from Carnival Corporation, subject to any applicable requirements under the federal securities laws relating to the timing and manner of purchases of Carnival Corporation common stock under the Plan. Any funds not used within 30 days of their receipt by the Agent to buy shares of Carnival Corporation common stock will be returned to participants. No interest shall be paid to the participant on any funds credited to his or her account.

8.	WHAT IS THE PURCHASE PRICE OF THE SHARES?

If the Carnival Corporation common stock is purchased from Carnival Corporation, the price per share of the common stock purchased with participant's cash dividends will be the closing price for the Carnival Corporation common stock on the New York Stock Exchange Composite Tape on the dividend payment date, as reported in THE WALL STREET JOURNAL or other authoritative source. In the event there are no trades in the Carnival

Corporation common stock on such date, the purchase price shall be the closing price on the most recent date preceding the dividend payment date, as reported in THE WALL STREET JOURNAL or other authoritative source. The price per share for open market purchases will be the weighted average price paid by the Agent for all shares of Carnival Corporation common stock purchased by it for participants in the Plan through negotiation with the seller. No share of Carnival Corporation common stock will be purchased at a price in excess of current market prices at the time of purchase.

9.             HOW MANY SHARES OF CARNIVAL CORPORATION COMMON STOCK WILL BE PURCHASED FOR A PARTICIPANT?

The number of shares to be purchased depends on the amount of the participant's dividends and the price paid for the Carnival Corporation common stock. In making purchases for the participant's account, the Agent will pool the participant's funds with those of other participants. If funds received on behalf of a participant are insufficient to buy a full share (or shares) the Agent will credit the participant's account with a fractional share computed to four decimal places.

10.	ARE ANY FEES OR EXPENSES INCURRED BY PARTICIPANTS IN THE PLAN?

Carnival Corporation shall either pay directly or reimburse the Agent for the expenses of administering the Plan, including, but not limited to, the costs of printing and distributing Plan literature to record holders of Carnival Corporation common stock and forwarding proxy solicitation materials to participants. Participants will not be responsible for payment of any brokerage commissions or fees or service charges in connection with the purchase of shares under the Plan whether their shares are newly issued or purchased on the open market.

Any costs incurred as a result of a participant's request to sell shares of stock in his or her account pursuant to Section 12 or 13 shall be borne by the participant. Such costs shall include, but not be limited to, brokerage commissions.

Carnival Corporation has authorized the Agent to process all purchases and sales through various brokers. The Agent has agreed to process all purchases and sales of Carnival Corporation common stock for the Plan on a non-profit basis and will charge Carnival Corporation fees only to the extent necessary to cover costs incurred by the Agent in effecting such transactions. No minimum fees will be applied to any transaction by the Agent.

11.	WILL CERTIFICATES BE ISSUED TO PARTICIPANTS FOR SHARES PURCHASED?

Normally, certificates for shares purchased under the Plan will not be issued to participants. Instead, shares purchased for each participant will be credited to his or her account under the Plan and held for safety and convenience by the Agent, as custodian. Shares credited to the account of a participant under the Plan may not be assigned, pledged as collateral or otherwise transferred. However, either Carnival Corporation or a participant (by written notice to the Agent) may elect to have certificates for any number of full shares credited to the participant's account furnished to the participant without affecting his or her participation in the Plan. No certificates will be issued for fractional shares.

12.	HOW DOES A PARTICIPANT WITHDRAW FROM THE PLAN?

A participant may withdraw from the Plan at any time by notifying the Agent in writing. If a participant's request to withdraw is received by the Agent at least five (5) days before a dividend record date, the amount of the dividend which would have otherwise been applied for purchase of Carnival Corporation common stock on the related dividend payment date and all subsequent dividends will be paid in cash to the withdrawing participant unless he or she re-enrolls in the Plan. If the request is received less than five (5) days before or after the record date but before the dividend payment date, shares will be purchased for the participant's account and, as a result, the procedure outlined below for delivery of certificates, sale of shares and cash payments will be followed.

When a participant withdraws from the Plan, a certificate for whole shares credited to his or her account under the Plan will be issued to the participant. The participant will receive a cash payment for any fractional share.

Generally, it will require ten days to two weeks from the time notice of withdrawal is received by the Agent until share certificates are mailed to a participant. A longer time is required if the notice is received between a dividend record date and the dividend payment date.

Notice of a participant's death also constitutes notice of withdrawal from the Plan. Settlement will be made to the participant's duly appointed personal legal representative after the satisfaction of any applicable requirements of law.

An eligible shareholder may again become a participant at any time following his or her withdrawal by following the procedures then in effect for enrollment in the Plan.

13.	HOW AND WHEN MAY A PARTICIPANT SELL SHARES HELD IN THE PLAN?

Any participant may sell some or all of his or her shares in the Plan either by directing the Agent to sell the shares or through the participant's broker. If the participant elects to direct the Agent to sell the shares, the participant shall provide the Agent with an authorization form directing such a sale, specifying the number of shares to be sold. As soon as practicable after the receipt of the authorization form, the Agent will sell the shares and remit the net proceeds of the sale (the total sales price of all shares sold less the costs of the sale, including brokerage commissions) to the participant.

If the participant elects to sell through a broker, he or she must first request the Agent to send the participant a certificate or certificates representing the requested number of shares in the Plan credited to the participant's account. As soon as practicable after the receipt of such request, the Agent will issue a certificate or certificates representing such number of shares to the participant in his or her name as it appears in the participant's account under the Plan, unless other instructions are received in writing. Generally, it will require ten days to two weeks from the time a request is received by the Agent until shares certificates are mailed to a participant. A longer time is required if the request is received between a dividend record date and the dividend payment date.

A participant who wishes to sell some or all of his or her shares in the Plan should be aware of the risk that the price of the Carnival Corporation common stock may decrease between the time that the participant determines to sell shares in the Plan and the time that the sale is completed. This risk is borne solely by the participant.

14.           WHAT HAPPENS IF CARNIVAL CORPORATION ISSUES A STOCK DIVIDEND, DECLARES A STOCK SPLIT, OR HAS A RIGHTS OFFERING?

Stock dividends in the form of Carnival Corporation common stock or split shares distributed by Carnival Corporation on shares of Carnival Corporation common stock held by the Agent for a participant will be credited to the participant's Plan Account. Certificates for stock dividends and split shares distributed on shares of Carnival Corporation common stock registered in the name of the participant will be mailed directly to the participant. In the event of a subscription rights offering or a dividend in the form of stock other than Carnival Corporation common stock, such rights or such stock will be mailed directly to a participant in the Plan in the same manner as to holders of Carnival Corporation common stock not participating in the Plan.

15.	WHO VOTES THE SHARES HELD IN THE PLAN?

The Agent will forward, as soon as practicable, any proxy solicitation materials to each participant. If the proxy is returned to the Agent on a timely basis and properly signed, the Agent will vote the whole and fractional shares credited to the participant's account in accordance with the instructions given or, if no instructions are given, in accordance with the recommendations of Carnival Corporation's management. If the signed proxy is not returned, returned unsigned or returned late, the shares credited to the participant's account will not be voted.

16.           WHAT IS THE TAX STATUS OF REINVESTED CASH DIVIDENDS AND SHARES OF CARNIVAL CORPORATION COMMON STOCK ACQUIRED THROUGH THE PLAN?

Participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan. The reinvestment of cash dividends does not relieve the participant of any income tax payable on such dividends. Each year a participant will receive from the Agent all required Internal Revenue Service Federal income tax statements which reflect the dividends paid on shares of Carnival Corporation common stock registered in the participant's name and the dividends paid on the participant's credited shares of Carnival Corporation common stock under the Plan. The Agent's statements of a participant's Plan account should be retained by the participant to help determine the tax basis of shares of Carnival Corporation common stock acquired through the Plan.

As a general matter, participants who are citizens or residents of the United States will be taxed by the United States on dividends reinvested under the Plan in the following manner:

(1) Participants will be treated for federal income tax purposes as having received, on the dividend payment date, a dividend equal to the greater of (i) the cash dividend payable on account of the participant's shares or (ii) the fair market value on the dividend payment date of the Carnival Corporation common stock purchased with reinvested dividends. The tax basis and a participant's income attributable to Carnival Corporation common stock purchased with reinvested dividends will be equal to the amount of such dividend, increased by the participant's pro rata share of brokerage fees paid by Carnival Corporation, if any (see Section 10).

(2) A participant's holding period for Carnival Corporation common stock acquired pursuant to the Plan will begin on the day following the purchase of such Carnival Corporation common stock (see Section 7).

(3) A participant will not realize any taxable income when the participant receives certificates for whole shares credited to the participant's account, either upon the participant's request for the certificates or upon withdrawal from or termination of the Plan.

(4) A participant will realize gain or loss when whole shares of Carnival Corporation common stock are sold or exchanged, whether such shares are sold by the Agent pursuant to the participant's request upon the participant's withdrawal from the Plan, or by the participant after withdrawal from or termination of the Plan, and, in the case of a fractional share, when the participant receives a cash payment for a fractional share credited to the participant's account upon withdrawal from or termination of the Plan. The amount of such gain or loss will be the difference between the amount the participant receives for the whole shares or fractional share and the tax basis of the whole shares or fractional share.

Carnival Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

Because Federal tax laws change constantly and dividends reinvested pursuant to the Plan may be subject to taxes imposed by the participant's state of residence, participants are advised to consult their own tax advisors with respect to the tax consequences of their participation in the Plan, including the application of Federal, State, Local and Foreign tax laws.

17.           HOW ARE PARTICIPANTS WHO ARE NEITHER UNITED STATES CITIZENS NOR RESIDENTS TAXED ON DIVIDENDS REINVESTED IN THE PLAN?

Dividends paid by Carnival Corporation to shareholders that are neither United States citizens nor tax residents and gain recognized upon the sale of Carnival Corporation common stock by such individuals will not be subject to United States Federal income tax unless considered to be income effectively connected with a United States trade or business. Certain individuals who are not otherwise residents of the United States may be considered tax residents depending on their individual circumstances and applicable treaty rules. Participants in doubt as to their status for this purpose are urged to consult their tax advisors.

Carnival Corporation anticipates that dividends reinvested by participants in the Plan will not be subject to income tax by the Republic of Panama.

18.            WHAT ARE THE RISKS IN PARTICIPATION IN THE PLAN?

Each participant assumes all risks inherent in any stock purchase with respect to Carnival Corporation common stock purchased under the Plan, whether or not a certificate for the Carnival Corporation common stock has been issued to the participant. A participant has no guarantee against a decline in the price or value of the Carnival Corporation common stock, and Carnival Corporation assumes no obligation to repurchase any shares purchased under the Plan. A participant has all the rights of any other owner of the Carnival Corporation common stock with respect to the whole shares of Carnival Corporation common stock held for him under the Plan.

19.           WHAT IS THE RESPONSIBILITY OF CARNIVAL CORPORATION AND AGENT UNDER THE PLAN?

Neither Carnival Corporation nor the Agent shall be liable in administering the Plan for any act done in good faith, or for any good faith omission to act, including, without limitation, any claims of liability: (1) arising out of failure to terminate the participant's Plan Account upon such participant's death prior to receipt of notice in writing of such death; (2) with respect to the prices at which shares of Carnival Corporation common stock are purchased or sold for the participant's Plan Account and the time when such purchases or sales are made (provided, however, that nothing herein shall be deemed to constitute a waiver of any rights that a participant might have under the Securities Exchange Act of 1934 or other applicable State securities laws); and (3) for any fluctuations in the market price after purchase or sale of shares of Carnival Corporation common stock.

20.	WHO INTERPRETS AND REGULATES THE PLAN?

The Board of Directors of Carnival Corporation reserves the right to interpret and regulate the Plan. The Board of Directors may adopt rules, regulations and procedures to resolve matters not specifically covered by the Plan.

21.	MAY THE PLAN BE AMENDED OR DISCONTINUED?

The Board of Directors of Carnival Corporation may suspend, amend, or terminate the Plan at any time upon 30 days' written notice to the participants and to the Agent setting forth the effective date of the suspension, amendment, or termination. The Board of Directors of Carnival Corporation, with the consent of the Agent, may also terminate or amend the Plan at any time effective immediately upon notice to the participants in order to correct any noncompliance of the Plan with any applicable law. Any suspension, amendment, or termination, however, shall not affect any participant's interest in the Plan which has accrued prior to the date of the suspension, amendment, or termination.

In the event of termination of the Plan, the Agent shall issue to each participant, as soon as practicable, certificates for the whole shares credited to his or her account under the Plan and a check in the amount equal to the cash and proceeds from the liquidation of the fractional shares allocated to his or her account.

LEGAL OPINIONS

The validity of the shares of Carnival Corporation common stock issuable under the Plan has been passed upon by Tapia Linares y Alfaro, counsel to Carnival Corporation. The validity of the trust shares of beneficial interest in the P&O Princess Special Voting Trust issuable under the Plan has been passed upon by Maples and Calder, counsel to the trustee of the P&O Princess Special Voting Trust. The validity of the Carnival plc special voting share has been passed upon by Freshfields Bruckhaus Deringer, counsel to Carnival plc.

EXPERTS

The consolidated financial statements of Carnival Corporation & plc incorporated in this prospectus by reference to the Annual Report on Form 10-K of Carnival Corporation for the year ended November 30, 2006 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent certified public accountants, given on the authority of said firm as experts in auditing and accounting.

INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Carnival Corporation's third amended and restated articles of incorporation and by-laws provide, subject to the requirements set forth therein, that with respect to any person who was or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, Carnival Corporation shall indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's directors or officers, and may indemnify such person by reason of the fact that he is or was one of Carnival Corporation's or Carnival plc's employees or agents or is or was serving at Carnival Corporation's or Carnival plc's request as a director, officer, employee or agent in another corporation, partnership, joint venture, trust or other enterprise, in either case against expenses (including attorney's fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to Carnival Corporation's or Carnival plc's best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Carnival Corporation has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival Corporation's third amended and restated articles of incorporation in the event that such director or such director's heirs, executors or administrators are made a party to threatened, pending or completed actions, suits or proceedings as described above.

Article 288 of Carnival plc's articles of association provides:

"Subject to the provisions of the Companies Acts but without prejudice to any indemnity to which a director may otherwise be entitled, every director or other officer of Carnival plc or of Carnival Corporation shall be indemnified out of the assets of Carnival plc against any liability incurred by him to the fullest extent permitted under the law."

Under the UK Companies Act 1985, a UK company is not permitted to indemnify a director or officer of the company (or any person employed by the company as an auditor) against any liability in respect of any negligence, default, breach of duty or breach of trust of which he may be guilty in relation to the company. UK companies, however, may:

•	purchase and maintain liability insurance for officers and directors; and

•

indemnify officers and directors against any liability incurred by him either in defending any proceedings in which judgment is given in his favor or he is acquitted, or in connection with the court granting him relief from liability in the case of honest and reasonable conduct.

Carnival plc has entered into agreements with each of its directors providing essentially the same indemnities as are described in Carnival plc's articles of association as described above.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Carnival Corporation or Carnival plc pursuant to the foregoing provisions, each of the registrants has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.